Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on February 15, 2022

Registration Statement No. 333-229068-10

**Pricing Details** GMALT 2022-1 : $~1.5bn Prime Auto Lease

Joint Leads : Barclays (str), Citi, Deutsche Bank, and JPM

Co Managers : BMO, Mizuho, MUFG, Scotiabank

Selling Group : Loop Capital Markets

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL	F/M	Spread	Yield	Coupon	$Price

A-1	240.000	0.29	F1+/P-1	IntL+5	0.57055%		100.00000
A-2	496.000	1.10	AAA/Aaa	EDSF+16	1.514%	1.50%	99.98994
A-3	496.000	1.93	AAA/Aaa	EDSF+13	1.908%	1.90%	99.99914
A-4	103.000	2.31	AAA/Aaa	IntS+15	1.973%	1.96%	99.98888
B	71.610	2.44	AA/Aa2	IntS+40	2.244%	2.23%	99.99152
C	66.660	2.55	A/A2	IntS+80	2.662%	2.64%	99.98191
D	41.160	2.66	*RETAINED*

-Transaction Details-

* Size : $~1.5bn

* BBG Ticker : GMALT 2022-1

* Format : SEC Registered

* Speed : 100% PPC to Maturity

* Ratings : Fitch, Moody’s

* Exp. Pricing: PRICED

* Exp. Settle : February 23, 2022

* First Pay Date: March 21, 2022

* Min Denoms : $1k x $1k

* B&D : Barclays

-Available Materials-

* Prelim Prospectus : Attached

* Ratings FWP : Attached

* Dealroadshow : www.dealroadshow.com | Password: GMALT221

* Intex Deal Name : bcggmal2201 | Password: KJAK

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.